LETTER OF PARTICIPATION

NETWORK EQUIPMENT TECHNOLOGIES, INC.

TENDER OF OUTSTANDING OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR RESTRICTED SHARES OF COMMON STOCK

DATED AUGUST 13, 2009

THE RIGHT TO TENDER OUTSTANDING OPTIONS PURSUANT TO THE
OFFER WILL COMMENCE ON AUGUST 13, 2009 AND
WILL EXPIRE AT 12:00 P.M. (NOON), CALIFORNIA TIME,
ON SEPTEMBER 11, 2009 UNLESS THE OFFER IS
EXTENDED BY NETWORK EQUIPMENT TECHNOLOGIES, INC.

Deliver to:

If by e-mail:	If by facsimile (fax):	If in person:
stock_admin@net.com	510-574-2500 (no cover sheet needed)	Bobbi Parry or Karen Drumm, Company Headquarters (Fremont, CA)

If you wish to tender any of your eligible options for exchange, you must properly complete, sign and return to us the signature page to this Letter of Participation either by e-mail, by facsimile (fax) or in person (as provided above). This Letter of Participation must be received no later than 12:00 P.M. (noon), California time on September 11, 2009 (or such later date and time to which we extend the Offer).

NOTE: Any withdrawal of your election to participate must be by submission of a properly completed and executed Letter of Withdrawal by one of the methods provided above.

Capitalized terms not otherwise defined in this Letter of Participation have the same meaning as in the Offer to Exchange Certain Outstanding Stock Options for Restricted Shares of Common Stock, referred to as the “Offer to Exchange,” which was filed with the Securities and Exchange Commission, and delivered to you, on August 13, 2009.

You are not required to tender any eligible options. You may tender options that were part of one or more awards grants, and not tender options that were part of another award grant. However, to the extent you tender options that were part of any particular award grant, you must tender all outstanding eligible options that were a part of that grant.

You should rely only on the information contained in the Offer to Exchange, this Letter of Participation, or in documents to which we have referred you. We have not authorized any person to make any recommendation as to whether you should tender or refrain from tendering your eligible options.

If you properly and timely complete and deliver this Letter of Participation, you will receive a confirmation of receipt by e-mail. We recommend that you keep a copy of this completed Letter of Participation  for your records.

* * * * *

To Network Equipment Technologies Inc.:

I hereby tender to Network Equipment Technologies, Inc. (“NET”) the eligible options indicated on the signature page hereto.  The eligible options so indicated are tendered in exchange for restricted shares, upon the terms and subject to the conditions set forth in this Letter of Participation and the Offer to Exchange Certain Outstanding Stock Options for Restricted Shares Common Stock dated August 13, 2009 (the “Offer to Exchange”), receipt of which I hereby acknowledge (which together with the Letter of Participation constitute the “Offer”).

Subject to, and effective upon, acceptance for exchange of the eligible options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby assign to NET all right, title and interest in and to all the eligible options that are being tendered hereby and acknowledge these options will be canceled and forfeited upon acceptance by NET. I acknowledge that NET has advised me to consult with my own legal, tax and financial personal advisors as to the consequences of participating or not participating in the Offer.

I hereby represent and warrant that (a) I have full power and authority to tender the eligible options tendered herewith and (b) such options are free and clear of any security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations, and not subject to any claims. I will, upon request, execute and deliver any additional documents deemed by NET to be necessary or desirable to effect the exchange of the options tendered.

Tender pursuant to this Letter of Participation may be revoked only by proper delivery of a Withdrawal Letter prior to the expiration of the Offer.

I acknowledge and agree that:

(1)

tendering my eligible options pursuant to the procedures described in Section 3 of the Offer to Exchange and the instructions hereto will constitute my acceptance of the terms and conditions of the Offer;

(2)

NET’s acceptance for exchange of eligible options tendered pursuant to the Offer will constitute a binding agreement between NET and me upon the terms and subject to the conditions of the Offer;

(3)

all information I provide in the Letter of Participation is being given with my consent for the express purpose of participating in the Offer and NET may share any such information with third parties to the extent necessary to effect my participation in the Offer, including, without limitation, the grant of restricted shares to me in exchange for my tendered eligible options;

(4)

the restricted shares that I will receive in exchange for my eligible options will be subject to vesting, forfeiture and other restrictions, including, without limitation, restrictions on sale, transfer, assignment, pledge or other encumbrances or dispositions, until such time as the restricted shares vest and the restrictions lapse, as described in the Offer to Exchange;

(5)

my award of restricted shares shall be governed by the NET 2008 Equity Incentive Plan, as amended;

(6)

the Offer is subject to the terms and conditions described in the Offer to Exchange;

(7)

if I am a U.S. taxpayer, I agree not to file a Section 83(b) election with respect to the restricted shares granted to me in exchange for my tendered eligible options;

(8)

NET may amend the Offer at any time and, upon the occurrence of any of the conditions set forth in Section 6 of the Offer to Exchange, NET may terminate the Offer and, in any such event, if the eligible options tendered herewith are not accepted for exchange, they will be retained by me; and

(9)

if I accept the Offer and my employment with NET or any of its subsidiaries is terminated for any reason after such acceptance but prior to the expiration of the Offer, my tender of eligible options in the Offer will be canceled automatically, and my eligible options will remain outstanding in accordance with their current terms.

I understand that I am not required to tender any of my eligible options for exchange, and participation in the Offer is completely voluntary.  If I do not wish to participate in the Offer, no action is required on my part.

I understand that, if I do not elect to exchange some or all of my eligible options, I will not receive any restricted shares in exchange for such eligible option(s), and will continue to hold the eligible options that I do not elect to exchange, which will continue to be governed by the terms and conditions of the plan pursuant to which such options were granted and the applicable existing stock option agreement(s) between NET and me.

I understand that my right to participate in the Offer will terminate effective as of the date that I am no longer employed with NET or a subsidiary or  affiliate, as determined by NET for purposes of the Offer.

I understand that by accepting the Offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, NET and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Offer and the 2008 Equity Incentive Plan.

I have been advised that NET and its subsidiaries and affiliates may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares of stock held in NET, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing NET’s stock and other employee benefit plans and this Offer (“Data”). I have been advised that Data may be transferred to such other stock plan service provider as may be selected by NET in the future that is assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize NET and any other possible recipients that may assist NET  (presently or in the future) with implementing, administering and managing the Offer to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in NET’s stock and other employee benefit plans and this Offer.  I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benefit plans and this Offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting my local human resources representative in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this Offer.

I understand that my elections and agreements will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

I understand that I am liable and responsible for all taxes and social insurance contributions owed in connection with the restricted shares, regardless of any action NET takes with respect to any tax withholding obligations that arise in connection with the restricted shares.  NET does not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant or vesting of the restricted shares or the subsequent sale of the shares.  NET does not commit and is under no obligation to structure the restricted shares to reduce or eliminate my tax liability.

Prior to any event in connection with the restricted shares that NET determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions (the “Tax Withholding Obligation”), I understand I am required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to NET (and authorize share withholding by my acceptance of the Offer).  I also agree to pay to NET and/or any subsidiary or affiliate employing me any amount of the Tax Withholding Obligation that is not otherwise satisfied.

I understand that the public trading price of NET Common Stock will vary from time to time during the Offer period and after the Offer expires, such that the public trading price of NET Common Stock could increase at some time during the Offer period or after the date my tendered eligible options are canceled pursuant to the Offer resulting in my financial position being less advantageous than if I had not accepted the Offer. By tendering the eligible options, I agree to hold NET harmless for any actual or perceived loss suffered by me as a result of the variance in the public trading price of NET Common Stock during the Offer period and after expiration of the Offer.

The Offer is not being made to, nor will any tender of eligible options be accepted from or on behalf of, eligible option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction.

NETWORK EQUIPMENT TECHNOLOGIES, INC. LETTER OF PARTICIPATION

SIGNATURE PAGE

By delivery and execution hereof, I hereby agree to all the terms and conditions of the Offer.

Please sign and date in the spaces provided below.

□

I hereby tender the following eligible options:

Eligible Option Grant Date	Eligible Option Number of Shares Outstanding

-or-

□

I hereby tender all of my eligible options.

SIGNATURE OF OWNER

X

(Signature of Holder or Authorized
Signatory — See Instructions 1 and 3)

Date: ______________________________, 2009

Print Name:

NET E-mail Address:

INSTRUCTIONS FORMING PART OF THE TERMS AND
CONDITIONS OF THE OFFER

1.

Delivery; Letter of Participation; Withdrawal Letter. You may tender your eligible options by sending the properly completed and signed Letter of Participation to us by one of three methods described on the cover page of the Letter of Participation. For your tender to be effective, we must receive your properly completed and signed Letter of Participation before the expiration of the Offer.

You may submit this Letter of Participation by e-mail or facsimile (fax) 24 hours a day, 7 days a week, or in person during normal business hours, at any time until the expiration of the Offer.

If you tender your eligible options but then wish to withdraw from the Offer, you may do so at any time prior to the expiration of the Offer. Any withdrawal of your election must be via submission of a properly completed and executed Withdrawal Letter submitted to us by one of the methods approved to submit this Letter of Participation.

If you tender your eligible options but then wish to withdraw from the Offer, you may do so at any time prior to 12:00 P.M. (noon), California time on September 11, 2009 (or such later date and time to which we extend the Offer)

The method of delivery of all documents, including this Letter of Participation, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery to ensure the Letter of Participation or Withdrawal Letter is received prior to the expiration of the Offer. We recommend that you confirm that you have received a confirmation of receipt of your delivered documents via e-mail.

2.

Partial Tenders. You are not required to tender your eligible options. If you have more than one grant of eligible options, you may choose to have only tender certain grants of options for participation. However, if you elect to tender any particular grant of options pursuant to the Offer, all of the eligible options constituting that particular grant will be tendered.

3.

Signatures On This Letter Of Participation. If this Letter of Participation is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter of Participation.

4.

Requests For Assistance. If you have questions about which of your stock options are eligible for the Offer or about tendering your eligible options, please contact Bobbi Parry, Assistant Controller, at 510-574-2820 or Karen Drumm, Treasury Manager, at 510-574-2695, during regular business hours. You may also contact them by e-mail at: stock_admin@net.com

5.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the whether anyone is an eligible employee, whether anyone who has chosen to tender eligible options has tendered eligible options (as is required by the terms of the Offer to Exchange) and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Participation and Withdrawal Letters. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Participation, Withdrawal Letter, or eligible options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it would be unlawful to accept the tendered eligible options. We may waive any defect or irregularity in any Letter of Participation or Withdrawal Letter with respect to any particular eligible options or any particular option holder. No eligible options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the eligible options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

6.

Important Tax Information. Please refer to Section 13 of the Offer to Exchange (or, for persons subject to tax in Australia, France, Hong Kong, Japan, or the United Kingdom, please refer to Appendix A to the Offer to Exchange) for important tax information in connection with participating in the Offer.